Exhibit 4.8
FORM OF PROMISSORY NOTE
[Equipment and Soft Cost Loans]
[Note No. X-XXX]

$____________________	______________, 200___ San Jose, California
     Each of the undersigned (“Borrowers”) jointly and severally promises to pay to the order of VENTURE LENDING & LEASING IV, INC., a Maryland corporation (“Lender”), at its office at 2010 North First Street, Suite 310, San Jose, California 95131, or at such other place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of ___Dollars ($___), with Basic Interest thereon (except as otherwise provided herein) from the date hereof until maturity, whether scheduled or accelerated, at a fixed rate per annum equal to [the Prime Rate on the Business Day Lender prepares the Note plus 0.50%, but in no event less than 8.00%; (the “Designated Rate”), and a Final Payment in the sum of [6.581% of face amount] Dollars ($___) payable on the Maturity Date.]
     This Note is one of the Notes referred to in, and is entitled to all the benefits of, a Loan and Security Agreement dated as of June 14, 2006, between Borrowers and Lender (the “Loan Agreement”). Each capitalized term not otherwise defined herein shall have the meaning set forth in the Loan Agreement. The Loan Agreement contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events.
     Principal of and interest on this Note shall be payable as follows:
     On the Borrowing Date, Borrowers shall pay [if the Borrowing Date is not the first day of the month: (i) interest at the rate of 1.00% per month on the outstanding principal balance of this Note for the period from the Borrowing Date through [the last day of the same month]___, in the amount of $___; and (ii)] a first (1st) amortization installment of principal and interest at the Designated Rate in the amount of ___, in advance for the month of [first full month after Borrowing Date].
     Commencing on the first day of the second full month after the Borrowing Date, and continuing on the first day of each consecutive month thereafter, principal and interest at the Designated Rate shall be payable, in advance, in thirty (30) equal consecutive installments of ___Dollars ($___) each, with a thirty-first (31st) installment on ___, 200___equal to the entire unpaid principal balance and accrued interest at the Designated Rate and any unpaid expenses and fees. The Final Payment in the amount of $___shall be due and payable on [one month later] , 200_.]
     This Note may be voluntarily prepaid only as permitted under Section 2 of Part 2 of the Supplement to the Loan Agreement.
     Any unpaid payments of principal or interest on this Note shall bear interest from their respective maturities, whether scheduled or accelerated, at a rate per annum equal to the Default Rate. Borrowers shall pay such interest on demand.
     Interest, charges and fees shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest, charge or fee payments than if a 365-day year were used. In no event shall Borrowers be obligated to pay interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

     If Borrowers are late in making any payment under this Note by more than five (5) days, Borrowers agree to pay a “late charge” of five percent (5%) of the installment due, but not less than fifty dollars ($50.00) for any one such delinquent payment. This late charge may be charged by Lender for the purpose of defraying the expenses incidental to the handling of such delinquent amounts. Borrowers acknowledge that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Note and represents a fair and reasonable estimate of the costs that will be sustained by Lender due to the failure of Borrowers to make timely payments. Borrowers further agree that proof of actual damages would be costly and inconvenient. Such late charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid or to declare a default under this Note or any of the other Loan Documents or from exercising any other rights and remedies of Lender.
     This Note shall be governed by, and construed in accordance with, the laws of the State of California.

OCULUS INNOVATIVE SCIENCES, INC.
By:
Name:
Its:

OCULUS TECHNOLOGIES OF MEXICO S.A. DE C.V.
By:
Name:
Its:

OCULUS INNOVATIVE SCIENCES NETHERLANDS B.V.
By:
Name:
Its:

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